Exhibit 16.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants • Valuation Analyst • Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 1, 2013, with respect to the financial statements of Inzon Corporation contained in the Form 8-K of Inzon Corporation. We hereby consent to the use of the aforementioned report in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

May 1, 2013